Exhibit 99.1


                                                  NEWS RELEASE
                                                  FOR IMMEDIATE RELEASE

Contact: Tom Stienessen, President/CEO            (OTC Bulletin Board:  "NSBK")
         Northern Star Financial, Inc.
         (507) 387-2285

         Allan R. Thoren
         First Federal Holding Company of Morris
         (320) 589-3454

                          NORTHERN STAR FINANCIAL, INC.
                           SIGNS AGREEMENT TO ACQUIRE
                     FIRST FEDERAL HOLDING COMPANY OF MORRIS

Mankato, Minnesota - September 30, 1999, For Immediate Release: Northern Star Financial, Inc., Mankato (OTC Bulletin Board: "NSBK") ("Northern Star") and the First Federal Holding Company of Morris, Inc. ("Morris") today announced that they have executed an Agreement and Plan of Reorganization for the merger of Morris into Northern Star.

Under terms of the agreement, Morris shareholders will exchange their Morris common stock for approximately 923,809 shares of Northern Star common stock, subject to adjustment. Completion of the merger is subject to regulatory approvals and approval by the shareholders of both companies. The transaction is expected to be completed by Northern Star's fiscal year end of June 30, 2000.

Following the merger, Northern Star's board of directors will be comprised of directors from both Morris and Northern Star, and the board of directors of Northern Star Bank and First Federal Savings Bank will continue to serve as directors of their respective banks. Allan R. Thoren will serve as Northern Star's Vice Chairman and Chief Operating Officer.

Northern Star, a bank holding company, with its office in Mankato and a mortgage banking office in Edina (via the Company's joint venture with Morris for its operation of Homeland Mortgage LLC), will have banking offices in Mankato, Morris, Benson and Breckenridge upon the completion of this acquisition.

Thomas P. Stienessen, President and Chief Executive Officer, said, "This is an important strategic acquisition for Northern Star. It brings us into new, growing communities in Central Minnesota. Minnesota has been enjoying strong economic growth and these quality banks add to our prospects for growth for the future."

Allan R. Thoren, Chairman and President of First Federal Savings Bank, said, "Northern Star's and Morris' business strengths complement each other

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exceptionally well, and their combination will create an even stronger banking presence. Morris and Northern Star will continue to provide outstanding customer service in the communities in which we serve. Each bank's level of customer service and staffing are not expected to change."

Northern Star Financial, Inc., which is a holding company for Northern Star Bank, is engaged in commercial and consumer banking, real estate and other related areas of commerce, such as residential mortgages through Homeland Mortgage Company.

Northern Star Financial, Inc. common stock is quoted on the OTC Bulletin Board under the symbol "NSBK."